 Exhibit 99.2

SITO Mobile Announces More Senior Leadership Promotions

Adam Meshekow Promoted to Chief Revenue Officer

Michael Blanche Promoted to Chief Technology Officer

JERSEY CITY, N.J., April 26, 2017 (GLOBE NEWSWIRE) -- SITO Mobile Ltd. (SITO), a leading mobile engagement platform, today announced senior leadership promotions to support the company’s continued growth and effectively steward the product roadmap going forward. These changes are effective immediately.

  Adam Meshekow, EVP Product & National Sales since September 2014, has been promoted to the newly created role of Chief Revenue Officer, and will assume responsibility for all existing and new revenue streams.
  Michael Blanche, SVP of Technology and Innovation since January, has been promoted to the newly created role of Chief Technology Officer. In this new role, Mr. Blanche will lead the next phase of innovation and growth for the company, focusing on identifying opportunities and developing technology that result in a competitive advantage and deliver return on investment.

Each executive will report to SITO Mobile’s Interim Chief Executive Officer, Rory O’Connell.

Mr. Meshekow joined SITO Mobile in February 2014. Prior to SITO Mobile, Mr. Meshekow was responsible for mobile marketing and brand management at Toys “R” Us, the largest toy and juvenile products-focused retailer in the world. At Toys “R” Us he built the mobile marketing business and drove more than $100 million in sales through mobile coupons, rewards and other digital tactics. Mr. Meshekow is considered an expert and valued thought leader in the digital mobile marketplace and is an active advisor to digital marketing companies including Kiip, a mobile engagement platform.

Mr. Blanche joined SITO Mobile at the start of 2015 following his role as Head of Product at Momentum, a successful SaaS based education platform. His agile development approach, cloud expertise and experience developing highly innovative customer-focused outcomes has played a critical role in driving the company’s success.

Mr. O’Connell stated, "I am delighted to announce the promotions of these talented executives. Each has been instrumental in building and growing SITO Mobile’s platform for connecting marketers to location-based targeting capabilities and transparent real-time insights and measurement. I am confident that their expanded roles will position the company to maintain its strong performance through the remainder of the year and beyond.”

Mr. O’Connell continued, “Adam is an accomplished executive who possesses a thorough understanding of the digital and mobile marketplaces and appreciates our clients’ needs. His track record of driving sales growth is instrumental as we continue to build out SITO Mobile’s product offerings and customer reach. Similarly, Michael’s ability to navigate seamlessly between technological innovation and marketplace demands makes him the ideal person to assume the role as our first CTO. These promotions are another important step in our efforts to strengthen our business, recognize the best talent and position SITO Mobile for future growth and success.”

About SITO Mobile Ltd.

SITO Mobile provides a mobile engagement platform that enables brands to increase awareness, loyalty, and ultimately sales. For more information, visit www.sitomobile.com.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, sales growth, our reliance on brand owners and wireless carriers, the possible need for additional capital as well as other risks identified in our filings with the SEC. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contact:

Contacts:
Investor Relations:
Joseph Wilkinson
SVP Investor Relations
Joseph.Wilkinson@sitomobile.com

Media Relations:
Alexandra Levy
Silicon Alley Media
alex@siliconalley-media.com

RELATED LINKS
http://www.sitomobile.com